Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 18, 2005 relating to the financial statements, which appears in the Annual Report to Shareholders of BT Group Plc on Form 20-F for the year ended March 31, 2005.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
London
15 December 2005